Exhibit 99.1

PRO-PHARMACEUTICALS NAMES PETER G. TRABER, M.D.,

FORMER GLAXOSMITHKLINE CHIEF MEDICAL OFFICER &

PRESIDENT EMERITUS OF BAYLOR COLLEGE OF MEDICINE,

PRESIDENT & CHIEF EXECUTIVE OFFICER

Newton, Mass. (March 9, 2011) — Pro-Pharmaceuticals, Inc. (OTC: PRWP), the leading developer of therapeutics that target Galectin receptors to treat cancer and fibrosis, today announced that its Board of Directors named Peter G. Traber, M.D., President and Chief Executive Officer, effective March 17, 2011. Dr. Traber was named Interim Chief Medical Officer in June 2010 and a member of the Board of Directors in February 2009. Dr. Traber succeeds Theodore D. Zucconi, Ph.D., who continues as a member of the Board of Directors. Dr. Zucconi also will direct Company operations with a focus on approvals and expansion of the Latin American business and manufacturing.

“I am honored to lead a Company with dedicated employees and outstanding technology,” said Dr. Traber. “We have a portfolio of Galectin targeting therapeutics with an initial focus on cancer and liver fibrosis. I have great confidence in the strength of our Company and our team to deliver on what we say we are going to do for patients and shareholders. We have the elements for success: a disciplined focus on therapeutic areas with strong growth potential and a talented and dedicated team.”

“Peter has a unique combination of medical, clinical drug development, management, and regulatory experience to take the Company to the next level,” said James C. Czirr, Executive Chairman, Pro-Pharmaceuticals, Inc. “Peter’s extensive experience and success in pharmaceutical and medical institutions will contribute significantly to our goal of commercializing DAVANAT® and developing a broad range of applications for our Galectin blocker technology, including liver fibrosis.

“Ted Zucconi took on the challenge of transforming the Company in the face of enormous change in the pharmaceutical marketplace,” said Czirr. “Ted moved aggressively to drive change in the Company, such as providing a sharp focus on commercializing products, collaborations and strengthening the balance sheet. Due to Ted’s efforts and the Company’s talented employees, Pro-Pharmaceuticals is now a stronger and more focused Company.”

Dr. Traber is President Emeritus, and from 2003 to 2008 was Chief Executive Officer, of Baylor College of Medicine. From 2000 to 2003 he was Senior Vice President Clinical Development and Medical Affairs and Chief Medical Officer of GlaxoSmithKline plc. Dr. Traber was the Chairman of the Board and Chief Executive Officer of TerraSep, LLC, a Mountain View, CA biotechnology company. He also has served as Chief Executive Officer of the University of Pennsylvania Health System, as well as Chair of the Department of Internal Medicine and Chief of Gastroenterology for the University of Pennsylvania School of Medicine. Dr. Traber received his M.D. from Wayne State School of Medicine and a B.S. in chemical engineering from the University of Michigan.

In December 2010, Dr. Traber led a team representing the Company in a meeting with officials from the U.S. Food & Drug Administration (FDA) and reached agreement on a Phase lll clinical development program for DAVANAT®. “The development of DAVANAT® for approval in the U.S. for metastatic colorectal cancer adds to our overall approach to commercialization of DAVANAT® which includes expected approval in Colombia, South America in 2011, and the expanded application of DAVANAT® in administration with cancer vaccines, being developed in collaboration with the Ludwig Institute in Brussels. In addition, we will advance our program using Galectin blockers to treat liver fibrosis which is currently in the pre-clinical phase.”

About DAVANAT®

DAVANAT®, the Company’s lead product candidate, is a polysaccharide polymer that targets Galectin receptors on cancer cells and interferes with their activity. Peer-reviewed studies have demonstrated that Galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis, tumor metastasis and give the tumor the ability to evade the immune system. To date, DAVANAT® has been administered to approximately 100 cancer patients. Data from a Phase II trial for end-stage colorectal cancer patients showed that DAVANAT® in combination with 5-FU extended median survival by 46% compared with the best standard of care as determined by the patients’ physicians. Clinical trial results also showed that patients experienced fewer serious adverse side effects of the chemotherapy.

About GM and GR Series of Anti-Fibrosis Compounds

The GM and GR series of compounds are first-in-class, novel carbohydrate compounds that significantly reduced collagen expression and reversed fibrosis in animal models. Uncontrolled collagen expression is a pathological process that occurs during the fibrotic process, affecting various organs leading to scar tissue. Chemical toxicity, microbial infection or physical injury cause hepatic, renal and other types of fibrosis. Carbohydrate polymers were created and screened to inhibit collagen production in in-vivo and in-vitro fibrosis models.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTC: PRWP, the leader in the field of Galectin therapeutics, is engaged in the discovery, development and commercialization of therapeutics that target Galectin receptors for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements about clinical trials and core operations funding, are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors and not place undue reliance on forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 1.617.559.0033; squeglia@pro-pharmaceuticals.com.

Media Contact: Joanne Hogue, LVA Communications, 1.410.658.8246; Joanne@lva.com.